Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of iBio, Inc. and Subsidiaries on:

●	Form S-1 (File No. 333-224620, File No. 333-233504, File No. 333-250973, File No. 333-273749 and File No. 333-275204),
●	Form S-3 (File No. 333-171315, File No. 333-278729 and File No. 333-280680) and on
●	Form S-8 (File No. 333-229261, File No. 333-252027, File No. 333-252028 and File No. 333-276452)

of our report dated September 20, 2024, relating to the consolidated financial statements of iBio, Inc. and Subsidiaries as of and for the years ended June 30, 2024 and 2023, which appears in this Annual Report on Form 10-K for the year ended June 30, 2024. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ Grassi & Co. CPAs, P.C.
Jericho, New York
September 20, 2024